Exhibit 3.112

SECOND AMENDED AND RESTATED

OPERATING AGREEMENT

OF

AERO-INSTRUMENTS CO., LLC

The undersigned, being the sole member of Aero-Instruments Co., LLC, an Ohio limited liability company (the “Company”), does hereby execute this Second Amended and Restated Operating Agreement of the Company (this “Operating Agreement”) effective as of this 14th day of September 2012. This Operating Agreement amends and restates in its entirety that certain Amended and Restated Operating Agreement of the Company, dated November, 7, 2007, which Amended and Restated Operating Agreement is null and void and of no further force or effect. The Company was formed as an Ohio limited liability company on the 12th day of July, 2001, upon the filing of its Articles of Organization with the Secretary of State of the State of Ohio, as later amended.

ARTICLE I

MEMBER

TransDigm Inc. shall be, and is, hereby admitted to the Company as the sole member of the Company (the “Member”).

ARTICLE II

OFFICE

The principal office of the Company shall be located at 1301 East Ninth Street, Suite 3000, Cleveland, Ohio 44114 (the “Principal Office”). The Company may have such other offices as the Member may designate or as the business of the Company may require.

ARTICLE III

PURPOSE

The sole purpose for which the Company is organized is to conduct any lawful business purpose as defined in the Ohio Revised Code, Section 1705.02. The Company shall have all of the powers granted to a limited liability company under the laws of the State of Ohio.

ARTICLE IV

DURATION OF THE COMPANY

The Company shall continue in perpetuity unless terminated sooner by operation of law or by decision of the Member or later if reestablished after such initial term for such additional period as determined by the Member.

ARTICLE V

CAPITAL CONTRIBUTIONS

The Member may in the future contribute any additional capital deemed necessary by the Member for the operation of the Company.

ARTICLE VI

OWNERSHIP OF MEMBERSHIP INTERESTS

The Member shall own all of the membership interests in the Company and the Member shall have a 100% distributive share of the Company’s profits, losses and cash flow.

ARTICLE VII

MANAGEMENT

The Member will manage the affairs of the Company, but shall be entitled to appoint or authorize representatives, including, but not limited to, such officers as the Member may deem necessary, to act on behalf of the Company and to delegate the authority otherwise reserved to the Member to such representatives. The signature of the Member of the Company shall be sufficient to bind the Company with respect to any matter on which the Member shall be required or entitled to act. The Member has the power, on behalf of the Company, to do all things necessary or convenient to carry out the business and affairs of the Company. A copy of this Operating Agreement may be shown to third parties (and all third parties may rely hereupon) in order to confirm the identity and authorization of the Member.

ARTICLE VIII

BOOKS AND RECORDS

The Company books shall be maintained at the Principal Office. The books shall be kept on a calendar year basis, and shall be closed and balanced at the end of each such year. The Member shall cause all known business transactions pertaining to the purpose of the Company to be entered properly and completely into said book. The Member will prepare and file on behalf of the Company all tax returns in a timely manner.

ARTICLE IX

AMENDMENTS

This Operating Agreement may be amended by a written instrument adopted by the Member and executed by the Member at any time, for any purpose, at the sole discretion of the Member.

ARTICLE X

BANKING

All funds of the Company shall be deposited in one or more Company checking accounts as shall be designated by the Member, and the Member is authorized to sign any such checks or withdrawal forms.

ARTICLE XI

APPLICABILITY OF UCC ARTICLE 8

The Company hereby irrevocably elects that all membership interests in the Company shall be securities governed by Article 8 of the Uniform Commercial Code. Each certificate evidencing membership interests in the Company shall bear the following legend:

“This certificate evidences an interest in Aero-Instruments Co., LLC and shall be a security for purposes of Article 8 of the Uniform Commercial Code.”

No change to this provision shall be effective until all outstanding certificates have been surrendered for cancellation and any new certificates thereafter issued shall not bear the foregoing legend.

ARTICLE XII

MISCELLANEOUS

This Operating Agreement is made by the Member for the exclusive benefit of the Company, its Member, and his, her or its successors and assignees. This Operating Agreement is expressly not intended for the benefit of any creditor of the Company or any other person or entity. Except and only to the extent provided by applicable statute or otherwise in this Operating Agreement, no such creditor or third party shall have any rights under this Operating Agreement or any agreement between the Company and the Member with respect to any capital contribution or otherwise.

[Signature Page Follows]

IN WITNESS WHEREOF, the Member has hereunto set his hand effective the day and year first above written.

TRANSDIGM INC., sole member

By:	/s/ Gregory Rufus
Name:	Gregory Rufus
Its:	Executive Vice President, Chief Financial Officer, and Secretary

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